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                                                                    EXHIBIT 10.4

                               eFunds Corporation

                    Executive Transition Assistance Agreement

TRANSITION ASSISTANCE AGREEMENT by and between eFunds Corporation, a Delaware corporation (collectively with any successor entity, the "Company"), and Michael
A. Spilsbury ("Executive") dated as of the 3rd day of June, 2002.

      WHEREAS, Executive is employed as a senior executive officer of the Company;

      WHEREAS, the Compensation Committee ("Committee") of the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have Executive's full support of and participation in implementing the Company's business strategies;

      WHEREAS, the Committee believes it is important to diminish the inevitable distractions Executive may experience by virtue of the personal risks and uncertainties associated with the implementation and execution of such strategies;

      WHEREAS, the Committee has therefore determined to provide Executive with assurances regarding the transition assistance benefits to be received by Executive in the event of a loss of Executive's employment so that Executive can provide his or her full attention and dedication to the business and affairs of Company and the execution of its business strategies notwithstanding any attendant personal uncertainties to Executive;

      WHEREAS, the Committee further believes it is important to secure Executive's commitment not to compete with the Company nor solicit its employees following any termination of Executive's employment (the date of any such termination being hereinafter referred to as the "Separation Date");

      WHEREAS, it shall further be a condition to Executive's entitlement to any payments hereunder that Executive release any claims against the Company and its affiliates as of the Separation Date; and

      WHEREAS, it is the intention of the parties that this Agreement is not an employment agreement and that Executive's employment with the Company shall continue to remain "at-will" and terminable by the Company at any time for any reason or no reason.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

I.    Transition Support Payments.

      (a) Subject to the terms and conditions set forth in this Agreement, in the event Executive's employment with the Company is terminated by the Company without "Cause" (any such termination being hereinafter referred to as a "Qualifying Termination"), Executive shall be entitled to the following transition support payments:

            (i) During the twelve month period (the "Initial Payment Period") following any Qualifying Termination, Executive shall be compensated at a rate equal to Executive's base salary (the "Base Amount") on the Separation Date. Such compensation shall be paid in accordance with the Company's regular payroll practices, except that payments shall not be owing hereunder until such time as Executive shall have executed the Release attached as Exhibit A and the seven day rescission period (the "Rescission Period") referenced in Section 1(c) thereof shall have expired without Executive having sent a notice of revocation or rescission to the Company, at which point any accrued amounts which are then payable hereunder shall be paid to Executive; and
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            (ii)  During the twelve month period (the "Extension Period" and, collectively with the Initial Payment Period, the "Payment Period") following the expiration of the Initial Payment Period, Executive shall be entitled to a monthly payment equal to the amount, if any, by which the Base Amount exceeds the monthly compensation received by Executive from a subsequent employer (if any).

      (b) In order to be eligible to receive the differential payments payable during the Extension Period, Executive must provide the Company with documentation evidencing Executive's then-current monthly compensation, such as a payroll statement from Executive's employer or, if applicable, a written statement to the effect that Executive is not employed. Differential payments will be made in arrears within 30 days of the Company's receipt of the foregoing. Executive agrees to use diligent efforts to obtain new employment consistent with his obligations under this Agreement during the Payment Period. Executive further agrees not to disclose the existence of the differential payments to any subsequent employer and to refrain from manipulating the elements of Executive's compensation by any subsequent employer in a manner designed to maximize the differential payments payable by the Company.

      (c) Transition support payments shall not be payable under this Agreement in the event Executive's employment with the Company is terminated due to the death or disability of Executive.

      (d) As used herein, "Cause" shall mean a termination by the Company of Executive's employment with the Company by reason of:

            (i) Executive's engagement in illegal conduct or willful misconduct that is demonstrably injurious to the business of the Company or any entity controlling, controlled by or under common control with the Company (collective, the "Controlled Group");

            (ii) a continued failure by Executive to substantially perform Executive's material duties after a written demand for substantial performance is delivered to Executive by the officer of the Company to which Executive reports;

            (iii) Executive commits an act, or omits to take action, in bad faith which action or inaction results in a material detriment to one or more members of the Controlled Group;

            (iv) Executive commits an act of fraud, misappropriation, embezzlement or other acts of dishonesty in connection with any member of the Controlled Group or their customers or vendors;

            (v) Executive is convicted or pleads guilty or nolo contendre to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics, moral turpitude or other immoral conduct reflecting adversely upon the reputation or interests of any member of the Controlled Group or their customers or vendors or Executive becomes subject to criminal sanctions that will prevent Executive from performing his or her duties in the ordinary course for a period of time that is likely to exceed 30 days;

            (vi) Executive's use of narcotics, liquor or illicit drugs has had a continuing and demonstrable negative effect on Executive's ability to perform his or her duties or responsibilities to the members of the Controlled Group; or

            (vii) Executive is in default under any agreement between Executive and the members of the Controlled Group or Executive refuses to execute and deliver any lawful agreement that the Company generally requires Executive's peer executives to sign.

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II.   Conditions.

      (a) The Company's obligations under Section 1 are subject to the following conditions:

            (i) Following the Separation Date, Executive must exhibit professionalism in support of the Company's goals when dealing with the Company's employees, the customers and potential customers of the Controlled Group and Executive's acquaintances;

            (ii) Executive must supply the members of the Controlled Group with reasonable transition support for 30 days following the Separation Date with respect to the customers, potential customers and employees of the Controlled Group to the extent requested by management of the Company;

            (iii) Executive must not disparage the members of the Controlled
                  Group or their management during the Payment Period;

            (iv)  Executive must comply with this Agreement; and

            (v) Executive must have executed the Release form attached as Exhibit A and must not have rescinded the same during the Rescission Period.

      (b) In no event shall any amounts be payable under this Agreement if the "Effective Date" should occur under that certain Change in Control Agreement, dated June 3, 2002 (the "Change in Control Agreement"), by and between Executive and the Company, or if Executive shall become entitled to payments pursuant to
Section IV (H) of that Agreement prior to any Effective Date, in either of which events Executive's entitlement to separation benefits shall be determined solely by reference to the Change in Control Agreement and this Agreement shall be wholly null and void. This Agreement is expressly made subject to Section XI (F) of the Change in Control Agreement.

III.  Fringe Benefits.

Any and all benefits or other forms of compensation to Executive (such as the disposition of any options held by Executive, the balance of Executive's account under the Employee Stock Purchase or Deferred Compensation PlanS, 401(k) account and accrued vacation pay) shall be governed by the rules applicable to such plans and programs, as the same are in effect on the Separation Date; provided, however, that the payments set forth in this Agreement are Executive's sole entitlement to severance pay and Executive shall not also be entitled to receive payment under the Company's standard severance programs.

IV.   No Solicitation.

Executive agrees that, during the Payment Period, Executive will not participate in any way in the solicitation or hiring of any person then-employed by the Controlled Group or who was so employed within 90 days of any such solicitation or hiring by Executive or by a third party.

V.    Non-Competition.

      (a) As an essential inducement to the Company to enter into this Agreement, and as consideration for the promises of the Company contained herein, Executive agrees that during the Payment Period, he or she will not:

            (i) Control or own (directly or indirectly) more than two percent of the outstanding capital stock of or other equity interest in any "Competitor;" or


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            (ii)  Serve as an officer, member, director, contractor, agent, consultant, advisor or employee of or to any Competitor wherever located (the activities referenced in this clause
                  (ii) and the foregoing clause (i) being hereinafter referred to as "Restricted Activities");

            (iii) As used herein, "Competitor" shall mean any entity (or, with regard to an entity which engages in multiple lines of business, any division or subsidiary of such entity) primarily engaged in the business of (i) processing debit, ATM or EBT transactions or providing software that allows others to process such transactions, (ii) providing data-based risk management, decision support or customer relationship management products and services (including any check guarantee product), (iii) managing or deploying networks of ATMs or (iv) providing business process outsourcing services (such as call centers or accounts receivable or payable processing). An entity, or a subsidiary or division thereof, shall not be considered to be a Competitor merely by engaging in the business of providing any of the foregoing products or services if the revenues from one or more of such activities do not constitute a major portion of the total revenues of such entity, division or subsidiary. By way of example, if an entity maintains a subsidiary which derives a majority of its revenues from transaction processing, Executive could not engage in any Restricted Activity with respect to that subsidiary. The intention of the parties being also that Executive will not engage in such Activities with regard to or on behalf of another subsidiary or division of that entity where this relationship is maintained as a pretext designed to enable Executive to avoid compliance with the spirit of the foregoing. Without limiting the generality of the foregoing, "Competitors" shall by definition include Equifax, Experian, TransUnion, First Data Corporation, Concord EFS, M&I, EDS and Total System Services. Nothing contained herein shall, however, preclude Executive from engaging in any Restricted Activity with respect to or for a financial institution, such as a bank, thrift or brokerage house after the termination of his employment.

      (b) Executive agrees that a breach by him or her of any of the terms of this Agreement will cause great and irreparable injury and damage to the Controlled Group and that the members of the Controlled Group shall have a right to equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction and/or order of specific performance, as a remedy to enforce this Agreement or prevent a threatened or potential breach of this Agreement by Executive. In addition, the Company will be immediately relieved of any further obligations under Section 1 if Executive should breach this Section 5.

VI.   Miscellaneous.

      (a) Executive may not assign or delegate any of Executive's rights or obligations in respect of this agreement and any attempted assignment or delegation shall be void and of no effect. This Agreement is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns. This Agreement (but not the Release), including the Company's payment obligations hereunder, will terminate upon the death of Executive. This Agreement is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

      (b) This Agreement is intended to supercede and replace any other prior severance agreements or arrangements between the parties, which agreements and arrangements will, as of the execution of this Agreement by Executive and the Company, be null and void and of no further force and effect. This Agreement shall not, however, supercede or replace any Confidentiality Agreement between Executive and any member of the Controlled Group or the Change in Control Agreement, and each of such agreements shall remain in full force and effect.

      (c) The failure of a party to insist upon strict compliance with any of the terms, conditions or


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covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

      (d) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      (e) This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

      (f) Executive has been informed that the terms of this Agreement will be open for acceptance and execution by Executive until June 17, 2002 during which time Executive may consider whether or not to accept this Agreement and consult with an attorney of Executive's choosing to advise Executive regarding the same. If Executive does not execute and deliver this Agreement by such date, the offer contained herein shall be wholly null and void.

(g) In the event of any litigation over the terms and conditions of this Agreement, the prevailing party in such proceeding shall, in addition to any other damages it may recover, be entitled to recover its reasonable costs and attorney's fees incurred in connection with the prosecution of such action.

IN WITNESS WHEREOF, Executive and the Company have hereunto set their hands as of the dates set forth below.

                                        EXECUTIVE

                                        /s/ Michael A. Spilsbury
                                        ----------------------------------------
                                        Michael A. Spilsbury


                                        eFUNDS CORPORATION

                                        /s/ Colleen M. Adstedt
                                        ----------------------------------------
                                        Colleen M. Adstedt
                                        Senior Vice President
                                        Human Resources and Administration

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                                                                       EXHIBIT A

                                     RELEASE

      WHEREAS, Michael A. Spilsbury ("Executive") is an employee of eFunds Corporation, a Delaware corporation (the "Company");

      WHEREAS, Executive's employment with the Company has been terminated effective as of _______, ______ (the "Separation Date");

      WHEREAS, Executive and the Company have previously entered into that certain Executive Transition Assistance Agreement, dated as of June 3, 2002 (the "Transition Agreement"), pursuant to which the Company has agreed to make certain payments to Executive following the termination of his or her employment; and

      WHEREAS, it is a condition to the Company's obligation to make the payments provided for in the Transition Agreement that Executive execute, deliver and not rescind this Release.

      NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, Executive and the Company hereby agree as follows:

      1. Release.

            (a) As consideration for the promises of the Company contained in the Transition Agreement, Executive, for himself and his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Executive (collectively, "Claims") which he has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the "Controlled Group") and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies ("the Released Parties") arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Separation Date (the "Released Matters"), including, without limitation, any Claims based on or arising out of Executive's employment with the Controlled Group and the cessation of that employment; provided, however, that such release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify Executive against any Claims brought against Executive by any third party by reason of Executive's status as an officer or employee of the Controlled Group. As an essential inducement to Executive to enter into this Agreement, and as consideration for the promises of Executive contained herein, the Company, for itself and its successors, assigns and affiliates hereby fully and completely releases and waives any and all Claims which it or they have or may have against Executive arising out of or related to the Released Matters; provided, however, that such release shall not operate to relieve Executive from any obligation to reimburse the members of the Controlled Group for any disbursements (such as travel and entertainment expenses) improperly charged by Executive to such Group. Executive and the Company each further agree that they will not, and will cause their affiliates not to, institute any legal proceedings against the persons released by them in respect of any Claim nor will they authorize any other party, whether governmental or otherwise, to seek individual remedies on their behalf with respect to any Claim. Executive and the Company agree that, by signing this Release, neither party is waiving any Claim arising after the Separation Date or under the Transition Agreement.

            (b) Executive's release of Claims is intended to extend to and include Claims of any kind arising Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Sections 12101 et seq., the Delaware Discrimination in Employment Act, Del. CodE Ann. Tit. 19, Sections 710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, Sections 720-728 and any other federal, state or local statute, Executive Order or ordinance prohibiting employment
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discrimination or otherwise relating to employment, as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.

            (c) Executive has been informed of Executive's right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of Executive's intent to revoke this Agreement within seven (7) calendar days following the execution of this Release by Executive. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

                          eFunds Corporation
                          Gainey Ranch Center II
                          8501 N. Scottsdale Road
                          Suite 300
                          Scottsdale, AZ  85253
                          Attention: General Counsel

The Company and Executive agree that if Executive exercises Executive's right of rescission, under this Section (c), the Company's obligations under Section 1 of the Transition Agreement shall be null and void.

      2. Miscellaneous.

            (a) Executive may not assign or delegate any of Executive's rights or obligations in respect of this agreement and any attempted assignment or delegation shall be void and of no effect. This agreement is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns and inures to the benefit of Executive and Executive's, heirs and executors. This agreement is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

            (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

            (c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            (d) This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

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